As filed with the Securities and Exchange Commission on May 15, 2003

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement
Under The Securities Act Of 1933

AFFILIATED COMPUTER SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0310342 (I.R.S. employer identification number)

2828 North Haskell Avenue
Dallas, Texas 75201
(Address, including zip code, of principal executive offices)

Amended and Restated Affiliated Computer Services, Inc. Employee Stock Purchase Plan
(Full title of the Plan)

William L. Deckelman, Jr., Esq.
Executive Vice President, Secretary and
General Counsel
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75201
(214) 841-6111 (phone)

(Name, address and telephone number, including area code, of agent for service)

Copy to:
James S. Ryan, III
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
(214) 953-5801 (phone)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price(2)	Registration Fee

Class A Common Stock, par value $0.01 per share	2,000,000	$51.65	$103,300,000	$8,356.97

(1)	Pursuant to Rule 416(a) under the Act, this Registration Statement also registers such indeterminate number of shares as may be issuable pursuant to the antidilution provisions of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) under the Act, the offering price and registration fee are based on a price of $51.65 per share, which price is an average of the high and low prices of the Class A Common Stock as reported by the New York Stock Exchange on May 12, 2003.

EXPLANATORY NOTE

     This Registration Statement covers 2,000,000 additional shares of the Class A Common Stock, $0.01 par value (“Common Stock”) of Affiliated Computer Services, Inc. (the “Company”) issuable pursuant to the Amended and Restated Affiliated Computer Services, Inc. Employee Stock Purchase Plan (the “Plan”), for which a previously filed Registration Statement on Form S-8 is effective (the “Prior Registration Statement”). Pursuant to Instruction E of Form S-8, the contents of the Company’s Prior Registration Statement on Form S-8, File No. 33-80519, as filed with the Securities and Exchange Commission (the “Commission”) on December 18, 1995, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

     This registration statement (this “Registration Statement”) includes two forms of prospectus. The documents constituting the prospectus under Part I of this Registration Statement (the “Plan Prospectus”) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Act”), as amended. The second prospectus (the “Resale Prospectus”) may be used in connection with reoffers and resales of shares of Common Stock of the Company acquired by Plan participants prior to the date of this Registration Statement. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

     Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in both the Plan Prospectus and the Resale Prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Act. Requests for the above mentioned information, should be directed in writing or by telephone to Affiliated Computer Services, Inc., Attention: William L. Deckelman, Jr., Executive Vice President, Secretary and General Counsel, 2828 North Haskell Avenue, Dallas, Texas 75204; telephone: (214) 841-6111.

PROSPECTUS

AFFILIATED COMPUTER SERVICES, INC.
2828 NORTH HASKELL AVENUE
DALLAS, TEXAS 75201
(214) 841-6111

2,000,000 SHARES OF CLASS A COMMON STOCK

     This prospectus (this “Prospectus”) relates to the offer and sale of up to 2,000,000 shares of Class A common stock, par value $0.01 (the “Common Stock”) of Affiliated Computer Services, Inc. (the “Company”) from time to time by the stockholders of the Company identified on page 18 of this Prospectus (the “Selling Stockholders”). The Common Stock is issuable to the Selling Shareholders from time to time under the Amended and Restated Affiliated Computer Services, Inc. Employee Stock Purchase Plan (the “Plan”).

     The Common Stock may be sold from time to time by the Selling Stockholders or by permitted transferees. The Common Stock is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “ACS” and may be sold from time to time by the Selling Stockholders either directly in private transactions, or through one or more brokers or dealers on the NYSE, or any other market or exchange on which the Common Stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable.

     Upon any sale of the Common Stock offered hereby, the Selling Stockholders and participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Act”), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Act. The Company will not receive any of the proceeds from the sales by the Selling Stockholders.

     No underwriter is being utilized in connection with this offering. The Company will pay all expenses incurred in connection with this offering.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 15, 2003

WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
AFFILIATED COMPUTER SERVICES, INC.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
EX-4.4 Amended and Restated Employee Stock Plan
EX-5 Opinion/Consent of Jackson Walker LLP
EX-23.1 Consent of PricewaterhouseCoopers LLP

WHERE YOU CAN FIND MORE INFORMATION	3
INFORMATION INCORPORATED BY REFERENCE	4
AFFILIATED COMPUTER SERVICES, INC	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	6
USE OF PROCEEDS	18
SELLING STOCKHOLDERS	18
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	20
EXPERTS	20

     You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy this information, for a copying fee, at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

     Our Common Stock is traded on the New York Stock Exchange and, therefore, the information we file with the Commission may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.

     We have filed with the Commission a registration statement on Form S-8 to register with the Commission the resale of the shares of the Common Stock described in this Prospectus. This Prospectus is part of that registration statement, and provides you with a general description of the shares of the Common Stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about us, and the shares of Common Stock being registered.

INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Prospectus, except for information superseded by this Prospectus. The Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about the Company and its finances.

(1)	Annual Report on Form 10-K for the year ended June 30, 2002;

(2)	Current Reports on Form 8-K filed July 8, 2002, July 25, 2002, August 21, 2002, September 17, 2002, September 18, 2002 (2 reports filed), November 14, 2002, February 4, 2003, February 14, 2003; and April 22, 2003;

(3)	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003; and

(4)	The description of the Common Stock, contained in the Company’s Registration Statement on Form 8-A, dated September 26, 1994, including any amendment or report filed for the purpose of updating such description.

     We are also incorporating by reference additional documents that we may file with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

     Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge. Stockholders may obtain documents incorporated by reference into this Prospectus by requesting them in writing or by telephone from:

     Affiliated Computer Services, Inc.
     Attention: William L. Deckelman, Jr.
     Executive Vice President, Secretary and General Counsel
     2828 North Haskell Avenue
     Dallas, Texas 75204
     Telephone: (214) 841-6111

AFFILIATED COMPUTER SERVICES, INC.

     We are a global, Fortune 500 company delivering comprehensive business process outsourcing and information technology outsourcing solutions, as well as system integration services, to commercial clients, state and local government clients, and federal government clients. We are based in Dallas, Texas and have offices primarily in North America, as well as Central America, Europe, Africa, and the Middle East. Our clients have time-critical, transaction-intensive business and information processing needs, and we typically service these needs through long-term contracts. Approximately 90%, 89% and 88% of our revenues for fiscal years 2002, 2001 and 2000, respectively, were recurring, which are revenues derived from services that our clients use each year in connection with their ongoing businesses.

     Our services enable businesses to focus on core operations, respond to rapidly changing technologies and reduce expenses associated with business processes and information processing. Our business strategy is to expand our client base and enhance our service offerings through both internal marketing and the acquisition of complementary companies. Our marketing efforts focus on developing long-term relationships with clients that choose to outsource mission critical business processes and information technology requirements. Our business expansion has been accomplished both from internal growth as well as through acquisition. Since inception through June 30, 2002, we have completed a number of acquisitions, which have resulted in geographic expansion, growth and diversification of our client base, expansion of services and products offered, and increased economies of scale. Our revenues have increased from $534 million in fiscal year 1995 to approximately $3.1 billion in fiscal year 2002, a compound annual growth rate of 28%. Of this growth, approximately 42% resulted from internal growth and 58% resulted from growth through acquisitions.

     We serve three primary markets, which include state and local governments, commercial clients, and the federal government. We are a leading provider of business process outsourcing and information technology services to state and local governments. During fiscal year 2002, revenues from our state and local government segment accounted for approximately $1.24 billion, or 41% of our revenues. Of this $1.24 billion, approximately 58% is derived from services provided to local municipalities, approximately 25% is derived from state healthcare programs, and the remainder is derived from services provided to states, primarily child support payment processing. We provide technology-based services with a focus on transaction processing and program management services such as child support payment processing, electronic toll collection, welfare to workforce services, and traffic violations processing. We also design, develop, implement, and operate large-scale health and human services programs and the information technology solutions that support those programs.

     Our commercial sector accounted for approximately $1.01 billion, or 33% of our fiscal year 2002 revenues. We provide business process outsourcing, technology outsourcing, and systems integration services to our commercial sector clients. These services are provided to a variety of clients nationwide, including healthcare providers, retailers, wholesale distributors, manufacturers, utilities, financial institutions, insurance and transportation companies. Our business process outsourcing services include claims processing, finance and accounting, loan processing and document processing. Our technology outsourcing services include mainframe, midrange, desktop, network, and web-hosting solutions. Our commercial systems integration services include application development and implementation, applications outsourcing, technical support and training, as well as network design and installation services.

     We also serve the federal government market, which during fiscal year 2002 accounted for approximately $811 million, or 26% of our annual revenues. Our services in this market are comprised of business process outsourcing services, which consist primarily of loan processing services and human resources services, and systems integration services, which include application development and outsourcing, network implementation and maintenance, desktop services, technical staff augmentation, and training under long-term contracts. Approximately 55% of revenues within our federal government business are derived from civilian agencies with the remaining 45% from Department of Defense agencies.

     Our principal executive offices are located at 2828 North Haskell Avenue, Dallas, Texas 75204. Our telephone number at that location is (214) 841-6111.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended (which Section was adopted as part of Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risks Factors.” In addition, we operate in a highly and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.

     You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Prospectus.

RISK FACTORS

     Any investment in the Common Stock involves a high degree of risk. You should carefully consider the following information about risks, together with other information contained in this

Prospectus, before making an investment decision. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations, financial condition and liquidity could be adversely affected. As a result, the market price of the Common Stock could decline, and you may lose all or a part of your investment in the Common Stock. Some of the risks that could cause our results to vary are discussed below.

LOSS OF SIGNIFICANT CLIENTS, SUCH AS THE DEPARTMENT OF EDUCATION OR OTHER MAJOR CLIENTS, COULD HURT OUR BUSINESS BY REDUCING OUR REVENUES AND PROFITABILITY.

     Our success depends substantially upon retaining our significant clients. Generally, we may lose clients due to merger or acquisition, business failure, contract expiration, conversion to a competing service provider or conversion to an in-house data processing system. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future.

     We incur a high level of fixed costs related to our technology outsourcing and business process outsourcing clients. These fixed costs result from significant investments in data processing centers, including computer hardware platforms, computer software, facilities, and client service infrastructure. The loss of any one of our significant clients could leave us with a significantly higher level of fixed costs than is necessary to serve our remaining clients, thereby reducing our revenues, profitability and cash flow.

     We also are vulnerable to reduced processing volumes from our clients, which could occur due to business downturns, product liability issues, work stoppages by organized labor, or other business reasons. Many of our clients are in industries that are currently undergoing significant consolidation. In the past, we have modified contracts on terms that have been both adverse and beneficial, and it is possible that future adverse modifications may occur. Our five largest clients accounted for approximately 14% of our revenue for the fiscal year ended June 30, 2002. In each of the fiscal years ended June 30, 2001 and June 30, 2000, our five largest clients accounted for approximately 18% of our revenue.

     Our largest contract is with the Department of Education (the “Department”), for which we service student loans under the Department of Education’s Direct Student Loan program administered by its Office of Federal Student Aid (“FSA”). Revenues from this contract represent approximately 4% of our consolidated revenues. This contract was scheduled to run through September 30, 2003. In November 2001, the Department extended the contract term through September 30, 2006, with an option for further extension through September 30, 2007. In December 2001, SLM Corporation (“Sallie Mae”) challenged the Department’s sole-source extension in a protest filed with the Department. The FSA initially took the position that the Sallie Mae protest was without merit and that the contract extension was lawful. In July 2002, the Department’s deciding official sustained the protest, concluding that further market research was needed to support the sole-source extension of our contract. However, the deciding official declined to rescind our contract extension and directed the FSA to analyze its direct loan servicing needs and procure the services in compliance with law.

     On January 31, 2003 FSA officials notified us that they would conduct a competitive procurement for Common Services for Borrowers which will be an integrated solution for FSA for servicing, consolidation and collections functions for federally insured student aid obligations and will absorb all loan servicing requirements for the Department.

     On April 24, 2003 the Department invited interested parties to participate in phase one of a competitive procurement the Department is conducting for Common Services for Borrowers which will be an integrated solution for FSA for servicing, consolidation and collections functions for federally insured student aid obligations. We believe this broader proposed scope of services represents over $50 million of revenue incremental to our annual revenue under the current contract. The Department announced that the award will be a fixed-price, performance-based incentive contract of up to ten years, including option terms. The Department will conduct the procurement in two phases. In phase one the Department has stated it will select those offerors who will be eligible to participate in the second phase of the competition. The phase one selection is expected to occur on or about May 19, 2003 and will be based on four evaluation factors: the offeror’s conceptual approach, organizational experience, rough order of magnitude of costs, and past performance. We submitted our phase one proposal to the Department on May 12, 2003 in conformance with the Common Services for Borrowers requirements. The Department has stated that it will issue a request for proposals to the offerors selected in phase one on May 19, 2003 and proposals are required to be submitted by June 19, 2003. The phase two selection process is expected to be completed by September 2003. We believe we are positioned favorably for this competitive procurement process because of our performance record with the Department. However, there can be no assurance that we will be awarded the new contract for Common Services to Borrowers.

     In connection with the transition from the existing ACS contract to the implementation of Common Services to Borrowers, on May 8, 2003 the following announcement was posted on the Department’s web site: “Single source procurement for continued service and turnover. The Department of Education has conducted extensive market research to fulfill its loan servicing needs between December 1, 2003 and September 30, 2007. In performing this market research, the Department has determined that the extension to the Direct Loan Servicing System with [the] ACS contract is appropriate. The Department has determined that a transition period of, at a minimum, 24 to 36 months will be necessary for any contractor to build out an infrastructure and begin processing the more than seven million borrowers in the current Direct Loan portfolio. The Department has completed market research for the procurement of “Common Services for Borrowers,” which will absorb all loan servicing requirements for the Department. Award of this contract is expected on or about 9/30/03. The single source extension is required to allow for a reasonable transition period from the current direct loan servicer to the awardee of the “Common Services for Borrower[s]” acquisition.”

     Subsequently, on May 13, 2003 the Department issued a “Modification to a Previous Presolicitation Notice” for the purpose of clarifying its public announcement of May 8, 2003. In the Modification, the Department stated that it intended to enter into negotiations with us to modify our existing contract. Further, the Department stated that: “The purpose of the negotiations would be to revise the period of performance of the current contract for a period of up to 36 months, with the use of appropriate options, through September 30, 2006. This modification will allow the Department to accommodate a prompt and successful transition to the Common Services For Borrowers (CSB) vendor. ... this contract action is contemplated to be sole source based on only one responsible source and no [not] other supplies or services will satisfy agency requirements. No formal solicitation is available. The Department [Government] anticipates a modification not later than 30 September 2003.” Accordingly, we expect to enter into discussions with the Department to finalize this modification before September 30, 2003.

     Our government contracts allow for termination at any time without cause and contain extensive audit rights, either of which could hurt our revenues and profits. We cannot assure you that the governmental agencies with whom we contract will not cancel or modify their contracts or that we will maintain our historic level of revenue or profit from these relationships.

WE MUST MAKE SIGNIFICANT CAPITAL INVESTMENTS IN ORDER TO ATTRACT AND RETAIN LARGE OUTSOURCING AGREEMENTS. THESE INVESTMENTS MAY BECOME IMPAIRED IF OUR CLIENTS’ FINANCIAL CONDITION DETERIORATES.

     We must make significant capital investments in order to attract and retain large outsourcing agreements. We sometimes must purchase assets such as computing equipment and purchased software, assume financial obligations such as computer lease and software maintenance obligations, make investments in securities issued by clients, incur capital expenditures or incur expenses necessary to provide outsourcing services to a client. We cannot guarantee that we will be able to finance and properly evaluate these assets and investments.

     We record these investments and asset purchases at fair value. We record the remainder of the purchase amount as customer intangible assets, which are then amortized over the term of each contract. The termination of a client contract or the deterioration of the financial condition of a client has in the past, and may in the future result, in an impairment of the net book value of the assets recorded, including a portion of our intangible assets, and a reduction in our earnings and cash flow.

COMPETITION IN OUR MARKETS COULD FORCE US TO LOWER PRICES OR CAUSE US TO LOSE BUSINESS TO OUR COMPETITORS.

     We cannot guarantee that we will be able to compete successfully in the future. We expect to encounter additional competition as we address new markets and as the computing and communications markets converge. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, results of operations and cash flow may be materially and adversely affected. Our markets are intensely competitive and highly fragmented. This competition could force us to lower our prices or lose business to our competitors. Our market share represents a small percentage of the total technology services market. Our clients’ requirements and the technology available to satisfy those requirements continually change. Our principal competitors include Electronic Data Systems Corporation, IBM Global Services, Computer Sciences Corporation, Accenture, Tier Technologies, Citibank, Bank One, TransCore, CGI, Perot Systems, Siemens, Exult, Sallie Mae, Science Application International Corporation, Lockheed Martin, Maximus, SourceCorp, and several other national, regional and local competitors. Many of our competitors have greater financial, technical, and operating resources and a larger client base than we do. They may be able to use their resources to adapt more quickly to new or emerging technologies or to devote greater resources to the promotion and sale of their products and services. Many of our largest competitors have a greater international presence than us and offer a broader range of services. In addition, we must frequently compete with a client’s own internal information technology capability, which may constitute a fixed cost for the client.

WE MAY HAVE DIFFICULTIES EXECUTING OUR ACQUISITION STRATEGY, WHICH COULD HURT OUR FUTURE GROWTH AND FINANCIAL CONDITION.

     We intend to continue to expand our business through acquisitions of complementary companies. Through acquisitions, we intend to expand our geographic presence, to expand the products and services we offer to existing clients and to enter new markets. Since our inception in June 1988 through June 30, 2002, we have completed several acquisitions. Approximately 58% of our revenue growth from fiscal 1995 to fiscal 2002 was due to acquisitions. We regularly evaluate potential acquisition candidates. Risks that we may encounter in our acquisitions include:

•	higher acquisition prices due to increased competition for acquisitions;

•	fewer suitable acquisition candidates at acceptable prices;

•	insufficient capital resources for acquisitions;

•	inability to successfully integrate or operate acquired companies;

•	loss of key management and other employees of acquired companies; and

•	departure of key clients of acquired companies.

     Although we have not experienced the problem to date, governmental and regulatory constraints could prevent some acquisitions in the future. We cannot, however, make any assurances that we will be able to identify any potential acquisition candidates or consummate any additional acquisitions or that any future acquisitions will be successfully integrated or will be advantageous to us. Without additional acquisitions, we are unlikely to maintain historical total growth rates. If our acquisition strategy fails, our business, financial condition and results of operations could be materially and adversely affected.

FAILURE TO PROPERLY MANAGE OUR OPERATIONS AND OUR GROWTH COULD HURT OUR ABILITY TO SERVICE OUR EXISTING CLIENTS, AND COULD IMPEDE OUR ABILITY TO ATTRACT NEW BUSINESS.

     We have rapidly expanded our operations in recent years. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures, and controls on a timely basis. If we fail to implement these systems, procedures and controls on a timely basis, we may not be able to service our clients’ needs, hire and retain new employees, pursue new business, complete future acquisitions or operate our businesses effectively. We could also trigger contractual credits to clients. Failure to properly integrate acquired operations with vendors’ systems could result in increased cost.

OUR GOVERNMENT CONTRACTS ALLOW FOR TERMINATION AT ANY TIME WITHOUT CAUSE AND CONTAIN EXTENSIVE AUDIT RIGHTS, EITHER OF WHICH COULD HURT OUR REVENUES AND PROFITS.

     Loss or termination of one or more large government contracts could have a material adverse effect on our business, financial condition, results of operations and cash flow. Approximately 26% of our revenue in fiscal 2002 was derived from contracts with the United States government or its agencies. The largest of these contracts accounted for approximately 5% of our revenue for fiscal 2002. Government contracts, by their terms, generally can be terminated for convenience by the government. This means that the government may terminate the contract at any time, without cause. In some instances, we will receive compensation only for the services provided or costs incurred at the time of termination. Many of our government contracts contain base periods of one or more years, as well as one or more option periods that may cover more than half of the potential contract duration. The government generally has the right not to exercise the renewal option periods. Its failure to exercise option periods could curtail the contract term of some of our government contracts. The government’s termination of, or failure to exercise option periods for, significant government contracts could have a material adverse effect on our business and financial results.

     Government contracts are generally subject to audits and investigations by government agencies. These audits and investigations involve a review of the contractor’s performance on its contracts, as well as its pricing practices, its cost structure, and its compliance with applicable laws, regulations and standards. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable. If already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. In recent years, the government has substantially increased the personnel and resources it devotes to audits and investigations and has encouraged auditors and investigators to emphasize the detection of fraud or improper activities. We believe that this high level of industry scrutiny will continue for the foreseeable future. The government could subject us to similar scrutiny in the future. Any resulting penalties or sanctions could have a material adverse effect on our business, financial results and cash flow. One of our subsidiaries.

      One of our subsidiaries, ACS Defense, Inc., and other government contractors received a grand jury document subpoena issued by the U.S. District Court for the District of Massachusetts in October 2002. The subpoena was issued in connection with an inquiry being conducted by the Antitrust Division of the U.S. Department of Justice. The inquiry concerns certain IDIQ (Indefinite Delivery — Indefinite Quantity) procurements and their related task orders which occurred in the late 1990’s at Hanscom Air Force Base in Massachusetts. Our revenue from the contracts that we believe to be the focus of the Justice Department’s inquiry is approximately $25 million per year representing approximately 0.6% of our annual revenue. Due to the preliminary nature of the government’s inquiry, we are not able to assess the impact, if any, of this inquiry on ACS. However, we have conducted and are continuing to conduct an internal investigation of this matter through outside legal counsel. We continue to cooperate with the Department of Justice in producing documents in response to the subpoena and arranging for Department of Justice interviews of employees and former employees.

OUR CONTRACTS CONTAIN TERMINATION PROVISIONS THAT COULD DECREASE OUR REVENUES AND PROFITABILITY.

     Most of our contracts with clients permit termination in the event our performance is not consistent with service levels specified in those contracts or provide for credits to our clients for failure to meet service levels. Some of our government clients can terminate their contracts for any reason or no reason. If clients are not satisfied with our level of performance, our reputation in the industry may suffer, which could materially and adversely affect our business, financial condition, results of operations and cash flow.

OUR CONTRACTS CONTAIN PRICING RISKS THAT COULD DECREASE OUR REVENUES AND
PROFITABILITY

     Some of our contracts contain provisions requiring that our services be priced based on a pre-established standard or benchmark regardless of the costs we incur in performing these services. Some of our contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Some of our contracts contain re-pricing provisions which can result in reductions of our fees for performing our services. In such situations, we are exposed to the risk that we may be unable to price our services to levels that will permit recovery of our costs, and may adversely affect our operating results and cash flow.

     Technology costs have been dropping for many years and are continuing to do so due in large part to hardware technology advances. New contracts are generally priced at lower unit rates than historical contracts. We sometimes renegotiate client contracts in advance of the scheduled expiration date and will lower our charges in return for other contractual considerations. We may not be able to lower our technology costs to keep up with market rates.

OUR RELIANCE ON SIGNIFICANT SOFTWARE VENDOR RELATIONSHIPS COULD RESULT IN SIGNIFICANT EXPENSE OR INABILITY TO SERVE OUR CLIENTS IF WE LOSE THESE RELATIONSHIPS.

     Our ability to service our clients depends to a large extent on our use of various software programs that we license from a small number of primary software vendors. We may not be able to replace them with alternative vendors. If our significant software vendors assert claims against us for infringement of intellectual property rights or other claims of breach of our contracts with them, or if they attempt to re-price our licenses or require us to cure a claimed breach under a license agreement, we could be required to expend significant resources to resolve these matters. If our significant vendors were to terminate or refuse to renew our contracts with them, we might not be able to replace the related software programs and would be unable to serve our clients, which could have a material adverse effect on our business, revenues, profitability and cash flow.

RAPID TECHNOLOGICAL CHANGES REQUIRE US TO COMMIT SUBSTANTIAL RESOURCES AND COULD AFFECT OUR ABILITY TO ATTRACT AND RETAIN CLIENTS.

     The markets for our information technology services are subject to rapid technological changes and rapid changes in client requirements. To compete, we commit substantial resources to operating multiple hardware platforms, to customizing third-party software programs and to training client personnel and our personnel in the use of new technologies. Information processing is shifting toward client-server and web-based systems, in which individual computers or groups of personal computers and mid-range systems replace mainframe systems. Future hardware and software products may be able to process large amounts of data more cost-effectively than existing mainframe platforms which we use in much of our business.

     We have committed substantial resources to developing outsourcing solutions for these distributed computing environments, but we cannot guarantee that we will be successful in customizing products and services that incorporate new technology on a timely basis. We also cannot guarantee that we will continue to be able to deliver the services and products demanded by the marketplace.

LEGAL PROCEEDINGS, INCLUDING A $17 MILLION JUDGMENT, COULD RESULT IN MATERIAL CHARGES AGAINST EARNINGS.

     On December 16, 1998, a state district court in Houston, Texas entered final judgment against us in a lawsuit brought by 21 former employees of Gibraltar Savings Association and/or First Texas Savings Association (collectively, “GSA/FTSA”). The GSA/FTSA employees alleged that they were entitled to the value of 803,082 shares of our stock (adjusted for February 2002 stock split) pursuant to options issued to the GSA/FTSA employees in 1988 in connection with a former technology outsourcing services agreement between GSA/FTSA and us. The judgment against us was for approximately $17 million, which includes attorneys’ fees and pre-judgment interest, but excludes additional attorneys’ fees of approximately $0.9 million and post-judgment interest at the statutorily mandated rate of 10% per annum, which could be awarded in the event the plaintiffs are successful upon appeal and final judgment. The judgment was appealed by the plaintiffs and us.

     On August 29, 2002, the Fourteenth Court of Appeals, Houston, Texas, reversed the trial court’s judgment and remanded the case to the trial court for further proceedings. However, the court of appeals affirmed the trial court judgment in part as to one of the plaintiffs. The court of appeals also held that the trial court did not err in dismissing certain of our affirmative defenses at a pretrial conference. We and the plaintiffs filed motions for rehearing with the court of appeals. On January 16, 2003, the court of appeals denied both motions for rehearing (except the court reversed its previous ruling that the trial court should have applied prejudgment interest at 6% rather than 10%).

     On March 3, 2003 will filed a Petition for Review with the Texas Supreme Court requesting that the Court reverse the decision of the court of appeals and render judgement that the plaintiffs take nothing or, alternatively, remand the case the trial court for further proceedings. The plaintiffs did not file a petition for review with the Texas Supreme Court.

     We continue to believe that we have a meritorious defense to all or a substantial portion of the plaintiffs' claims, and accordingly, have not accrued any amount on our balance sheet related to the lawsuit.

     We are also subject to certain other legal proceedings, claims and disputes which arise in the ordinary course of business, the outcome of which cannot be predicted.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS TO DEFEND THE CLAIMS, CHANGE OUR SERVICES, PURCHASE NEW LICENSES OR REDESIGN OUR USE OF CHALLENGED TECHNOLOGY.

     We and other companies in our industry rely heavily on the use of intellectual property. We do not own the majority of the software that we use to run our business; instead we license this software from a small number of primary vendors. If these vendors assert claims that we or our clients are infringing on their software or related intellectual property, we could incur substantial costs to defend these claims.

     In addition, if any of our vendors’ infringement claims are ultimately successful, our vendors could require us (1) to cease selling or using products or services that incorporate the challenged software or technology, (2) to obtain a license or additional licenses from our vendors, or (3) to redesign our products and services which rely on the challenged software or technology. We are not currently involved in any material intellectual property litigation, but could be in the future to protect our trade secrets or know-how, or to defend ourselves or our clients against alleged infringement claims.

FEDERAL REGULATIONS RELATING TO CONFIDENTIALITY OF HEALTH DATA SUBJECT US TO INCREASED COMPLIANCE RISKS.

     In 1996, Congress passed the Health Insurance Portability and Accountability Act (“HIPAA”) and as required therein, the Secretary of Health and Human Services (“HHS”) has established standards for information sharing, security and confidentiality with regard to health information of individuals. We process individually identifiable health information for many of our clients. We and our clients are required to comply with HIPAA and we will be required to comply with HIPAA for individually identifiable health information which we maintain for our employees. Health information privacy regulations promulgated under HIPAA took effect on April 14, 2003. On or prior to that date we implemented procedures, training and security features designed to protect the privacy and integrity of such health information. Other regulations have been published under HIPAA, such as those related to the standardization of information used in processing healthcare transactions which require compliance by October 2003, and other regulations required by HIPAA have yet to be published. In addition, various states, including Texas, have passed legislation that addresses medical record privacy and restricts the use and disclosure of individually identifiable health information, and other federal or state privacy legislation may be enacted at any time. HIPAA subjects us, as a service provider and as an employer, to liability and monetary penalties for failure to comply with HIPAA regulations. If we fail to comply with HIPAA regulations and applicable state laws, we could incur liability under these provisions, which could have a material adverse effect on our profitability and cash flow.

BUDGET DEFICITS AT STATE AND LOCAL GOVERNMENTS AND THEIR AGENCIES MAY HAVE AN ADVERSE AFFECT ON OUR FUTURE BUSINESS, REVENUES, RESULTS OF OPERATIONS AND CASH FLOW.

     A substantial portion of our revenues are derived from contracts with state and local governments and their agencies. Currently, many state and local governments that we have contracts with are facing potential budget deficits. While this has not had a material adverse impact on our results of operations through the third quarter of fiscal year 2003, it is unclear what impact, if any, these deficits may have on our future business, revenues, results of operations and cash flow.

WE MAY BECOME UNABLE TO PROVIDE OR OBTAIN CONTRACT PERFORMANCE GUARANTEES.

     Certain of our state and local government contracts require we execute surety bonds or letters of credit to ensure that the project is administered and completed as provided for in the contract. Prior to September 11 and the well-documented bankruptcies of several large companies (e.g. Enron, Kmart, and WorldCom), surety bonds were obtainable on relatively favorable terms at minimal pricing. In late 2001, the market for surety bonds changed dramatically with capacity tightening and prices increasing. In certain situations, we have found it more economical to satisfy our obligations under certain state and local contracts with letters of credit under our revolving credit facility. The long-term outlook of the surety market, while improving, remains unclear. If conditions require us to continue utilizing letters of our credit facility (in lieu of bonds), our borrowing capacity under our revolving credit facility will be reduced by the amount of such letters of credit outstanding.

WE ARE EXPOSED TO RISKS RELATED TO INTERNATIONAL OPERATIONS WHICH COULD HURT OUR BUSINESS, FINANCIAL CONDITION AND OPERATIONS RESULTS.

     Recently we have expanded our international operations. International operations are subject to a number of risks which include:

•	fluctuations in foreign exchange currency rates;

•	licensing and labor counsel requirements;

•	staffing key managerial positions;

•	Data privacy laws adopted by various countries in which ACS does business, including but not limited to member states of the European Union.

•	general economic conditions in foreign countries;

•	additional expenses and risks inherent in conducting operations in geographically distant locations;

•	laws of those foreign countries;

•	armed hostilities and political instability;

•	trade restrictions such as tariffs and duties or other controls affecting foreign operations;

•	variations in the protection of intellectual property rights;

•	restrictions on the ability to convert currency; and

•	additional expenses and risks inherent in conducting operations in geographically distant locations.

     The above factors, along with other factors, may adversely affect the Company's business, financial condition and operating results.

ARMED HOSTILITIES AND TERRORIST ATTACKS AND FURTHER ACTS OF VIOLENCE AND WAR MAY CAUSE INSTABILITY IN THE U.S. AND FINANCIAL MARKETS IN WHICH WE OPERATE.

     Armed hostilities and terrorist attacks and further acts of violence could have a significant impact on our business. In addition, armed hostilities, acts of terrorism and acts of violence may directly impact our physical facilities and operations, which are located in North America, Central America, South America, Europe, Africa, Australia, Asia and the Middle East, or those of our clients. These developments subject our worldwide operations to increased risks and depending on their magnitude could have a material adverse effect on our business.

OUR NEED FOR TECHNICALLY SKILLED EMPLOYEES REQUIRES THAT WE DEVOTE SUBSTANTIAL RESOURCES TO ATTRACT AND RETAIN THEM. THE FAILURE TO ATTRACT AND RETAIN TECHNICAL PERSONNEL AND SKILLED MANAGEMENT COULD HURT OUR ABILITY TO GROW AND MANAGE OUR BUSINESS.

     Our success depends to a significant extent upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train, and retain sufficient numbers of these technically-skilled people, our business, financial condition, and results of operations will be materially and adversely affected. Competition for personnel is intense in the information technology services industry, and recruiting and training personnel requires substantial resources. We must continue to grow internally by hiring and training technically-skilled people in order to perform services under our existing contracts and new contracts that we will enter into. The people capable of filling these positions are in great demand and recruiting and training these personnel require substantial resources. Our success also depends on the skills, experience, and performance of key members of our management team. The loss of any key employee could have an adverse effect on our business, financial condition, cash flow and results of operations and prospects. Other than with Darwin Deason, our Chairman of the Board, we have not entered into employment agreements with any of our key personnel, although we have entered into severance agreements with certain of our executive officers and we may in the future enter into employment agreements with our key personnel.

DARWIN DEASON HAS SUBSTANTIAL CONTROL OVER OUR COMPANY AND CAN AFFECT VIRTUALLY ALL DECISIONS MADE BY OUR STOCKHOLDERS.

     Darwin Deason beneficially owns 6,599,372 shares of Class B Common Stock and 2,675,408 shares of the Common Stock as of May 6, 2003. Mr. Deason controls approximately 35.72% of the total voting power of the Company (based on total shares of Common Stock outstanding as of May 6, 2003). As a result, Mr. Deason has the requisite voting power to significantly affect virtually all decisions made by the Company and our stockholders, including the power to block corporate actions such as an amendment to most provisions of our certificate of incorporation. In addition, Mr. Deason may significantly influence the election of directors and any other action requiring shareholder approval. Mr. Deason serves as the one-person nominations committee to our Board of Directors and thus recommends management’s slate of directors to be proposed by the Board to our shareholders. Mr. Deason has a supplemental executive retirement agreement and an employment contract, which has a term that currently ends on May 18, 2007, provided that such term shall automatically be extended for one-year periods on May 18 of each year, unless thirty days prior to May 18 of any year, Mr. Deason gives notice to ACS that he does not wish to extend the term or the Board of Directors of ACS (upon a unanimous vote of the directors, except for Mr. Deason) gives notice to Mr. Deason that it does not wish to extend the term.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY THINK ARE IN THEIR BEST INTERESTS.

     Some provisions in our certificate of incorporation and bylaws could delay, defer, prevent or make more difficult a merger, tender offer, or proxy contest involving our capital stock. Our stockholders might view transactions such as these as being in their best interests because, for example, a change of control might result in a price higher than the market price for shares of the Common Stock. Among other things, these provisions:

•	require an 80% vote of the stockholders to amend some provisions of our certificate of incorporation;

•	require an 80% vote of the stockholders to amend some provisions of our bylaws;

•	permit only our Chairman, President or a majority of the Board of Directors to call stockholder meetings;

•	authorize our Board of Directors to issue up to 3,000,000 shares of preferred stock in series with the terms of each series to be fixed by our Board of Directors;

•	authorize our Board of Directors to issue Class B Common Stock, which shares are entitled to ten votes per share;

•	permit directors to be removed, with or without cause, only by a vote of at least 80% of the combined voting power; and

•	specify advance notice requirements for stockholder proposals and director nominations to be considered at a meeting of stockholders.

     In addition, with some exceptions, Section 203 of the Delaware General Corporation Law restricts mergers and other business combinations between us and any holder of 15% or more of our voting stock.

     We also have a stockholder rights plan. Under this plan, after the occurrence of specified events, our stockholders will be able to buy stock from us or our successor at reduced prices. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors. Accordingly, this plan could delay, defer or prevent a change of control of our company.

     Further, we have entered into severance agreements with certain of our executive officers, which may have the effect of discouraging an unsolicited takeover proposal. Finally, Mr. Deason’s ownership of approximately 35.72% of the voting power of our capital stock could have the effect of delaying, deterring or preventing a takeover of our company. See “Darwin Deason has substantial control over our company and can affect virtually all decisions made by our stockholders” for additional information about Mr. Deason’s ownership.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF THE COMMON STOCK FOR SALE COULD CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DROP.

     There is a substantial number of shares of the Common Stock that may be issued and subsequently sold under the Plan, upon exercise of employee stock options, and upon conversion of our Class B Common Stock and our 3.5% convertible subordinated notes. The sale or issuance of additional shares of the Common Stock could adversely affect the prevailing market price of the Common Stock.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

     The market price for the Common Stock has been and may continue to be volatile. For example, during the 52-week period ended May 12, 2003, the closing prices of the Common Stock as reported on the New York Stock Exchange ranged from a high of 56.36 to a low of 33.88. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include and are not necessarily limited to:

•	actual or anticipated variations in operating results from guidance provided by us;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements relating to strategic relationships or acquisitions;

•	changes in financial estimates or other statements by securities analysts;

•	changes in general economic conditions;

•	conditions or trends affecting the outsourcing industry; and

•	changes in the economic performance and/or market valuations of other information technology companies.

     Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to changes in the operating performance of these companies. Any negative change in the public’s perception of information technology companies could depress our stock price regardless of our operating results.

OTHER RISKS, UNKNOWN OR IMMATERIAL TODAY, MAY BECOME KNOWN OR MATERIAL IN THE FUTURE.

     We have attempted to identify material risk factors currently affecting our business and company. However, additional risks that we do not yet know of, or that we currently think are immaterial, may occur or become material. These risks could impair our business operations or adversely affect revenues or profitability.

USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders to the public pursuant to this Prospectus. All proceeds from the sale of the Common Stock by the Selling Stockholders will be for the account of the Selling Stockholders.

SELLING STOCKHOLDERS

     The following table lists the names of certain Selling Stockholders and the number of shares of the Common Stock that could be sold by them pursuant to this Prospectus.

					Number of Shares
		Number of Shares		Number of Shares	Owned after the	Percentage owned
Selling Stockholder*	Position in Company	Owned(1)		Offered(2)	Offering(2)	after offering(7)

Darwin Deason	Chairman of the Board	2,675,408		5,214	2,670,194	2.1%

Jeffrey A. Rich	Chief Executive Officer and Director	154,425	(3)	992	153,433	**

Mark A. King	President, Chief Operating Officer and Director	239,066	(4)	5,986	233,080	**

Henry Hortenstine	Executive Vice President, Global Business Development and Director	84,060	(5)	3,766	80,294	**

Harvey V. Braswell	Executive Vice President and Group President State Healthcare Solutions	3,035		1,896	1,139	**

John H. Rexford	Executive Vice President, Corporate Development	6,251		3,811	2,440	**

Warren D. Edwards	Executive Vice President and Chief Financial Officer	55,132	(6)	2,874	52,258	**

				Number of Shares
		Number of Shares	Number of Shares	Owned after the	Percentage owned
Selling Stockholder*	Position in Company	Owned(1)	Offered(2)	Offering(2)	after offering(7)

Donald G. Liedtke	Executive Vice President and Group President — IT Solutions Group	819	648	171	**

John Brophy	Executive Vice President and Group President - State and Local Solutions	858	740	118	**

*	All Selling Stockholders (other than Darwin Deason) will own less than 1% of the outstanding shares of the Class A Common Stock after the offering.

**	Indicates shares held are less than 1% of a class A Common Stock.

(1)	Represents shares of the Common Stock beneficially owned by the named individual as of May 6, 2003.

(2)	Does not constitute a commitment to sell any or all of the stated number of shares of the Common Stock. The number of shares of the Common Stock offered shall be determined from time to time by each Selling Stockholder in his or her sole discretion.

(3)	Includes 76,100 shares of Common Stock, which are not outstanding, but are subject to options exercisable within sixty (60) days of May 6, 2003.

(4)	Includes 138,000 shares of Common Stock, which are not outstanding, but are subject to options exercisable within sixty (60) days of May 6, 2003.

(5)	Includes 80,000 shares of Common Stock, which are not outstanding, but are subject to options exercisable within sixty (60) days of May 6, 2003.

(6)	Includes 50,000 shares of Common Stock, which are not outstanding, but are subject to options exercisable within sixty (60) days of May 6, 2003.

(7)	Represents percentages owned as of May 6, 2003 including shares owned after the offering.

PLAN OF DISTRIBUTION

     The Selling Stockholders may sell all or a portion of the shares of the Common Stock from time to time under this Prospectus in one or more transactions on the New York Stock Exchange, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the shares of the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of the Common Stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

     The Selling Stockholders and any broker-dealers that participate in the distribution of the shares of the Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit on the resale of the shares of the Common Stock sold by them may be deemed be underwriting discounts and commissions under the Act. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     In addition to any shares of the Common Stock sold hereunder, the Selling Stockholders may, at the same time, sell any other shares of the Common Stock, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares of the Common Stock are covered by this Prospectus.

     There is no assurance that the Selling Stockholders will sell all or any portion of the shares of the Common Stock covered by this Prospectus.

     The Company will pay all expenses related to registering the shares of the Common Stock covered by this Prospectus and will not receive any proceeds from sales of any such shares of the Common Stock by the Selling Stockholders to the public.

LEGAL MATTERS

     The validity of the Common Stock issuable under the Plan has been passed upon for us by Jackson Walker L.L.P., Dallas, Texas.

EXPERTS

     The financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended June 30, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The contents of the Prior Registration Statement, including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

     All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Article 9 of the Registrant’s Second Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers to the full extent permitted under Delaware law.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The Registrant has directors and officers liability insurance for the benefit of its directors and officers.

Item 8. Exhibits.

     In addition to the exhibits filed or incorporated by reference into the Prior Registration Statement, the following documents are filed as exhibits to the Registration Statement:

Exhibit No.	Exhibit

4.1	Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-3 dated March 30, 2001 (Registration No. 333-58038) (“Form S-3”) and incorporated herein by reference.
4.2	Bylaws of the Company, as amended and in effect on May 3, 2000, filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2000 and incorporated herein by reference.
4.3	Form of New Class A Common Stock Certificate, filed as Exhibit 4.3 to the Company’s Form S-1 (Registration No. 333-79394) (“Form S-1”) and incorporated herein by reference.
4.4	Amended and Restated Affiliated Computer Services, Inc. Employee Stock Purchase Plan (a)
5	Opinion of Jackson Walker L.L.P. (a)
23.1	Consent of PricewaterhouseCoopers LLP (a)
23.2	Consent of Jackson Walker L.L.P. (included in opinion filed as Exhibit 5)
24	Power of Attorney (included on signature page of this Registration Statement)

(a)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 15, 2003.

AFFILIATED COMPUTER SERVICES, INC.

By:	/s/ Warren D. Edwards

Warren D. Edwards Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below authorizes William L. Deckelman, Jr., to execute in the name of each such person who is then an officer or director of the Registrant, and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Darwin Deason Darwin Deason	Chairman of the Board and Director	May 15, 2003

/s/Jeffrey A. Rich Jeffrey A. Rich	Chief Executive Officer and Director	May 15, 2003

/s/ Mark A. King Mark A. King	President, Chief Operating Officer and Director	May 15, 2003

/s/ Warren D. Edwards Warren D. Edwards	Executive Vice President and Chief Financial Officer	May 15, 2003

/s/ Henry G. Hortenstine Henry G. Hortenstine	Executive Vice President and Director	May 15, 2003

/s/ William L. Deckelman, Jr. William L. Deckelman, Jr.	Attorney-in-fact, Executive Vice President, Secretary and General Counsel	May 15, 2003

/s/ Frank A. Rossi Frank A. Rossi	Director	May 15, 2003

/s/ Joseph P. O’Neill Joseph P. O’Neill	Director	May 15, 2003

/s/ Clifford M. Kendall Clifford M. Kendall	Director	May 15, 2003

/s/ Peter A. Bracken Peter A. Bracken	Director	May 15, 2003

EXHIBITS
INDEX TO EXHIBITS

Exhibit No.	Exhibit

4.1	Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-3 dated March 30, 2001 (Registration No. 333-58038) (“Form S-3”) and incorporated herein by reference.
4.2	Bylaws of the Company, as amended and in effect on May 3, 2000, filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2000 and incorporated herein by reference.
4.3	Form of New Class A Common Stock Certificate, filed as Exhibit 4.3 to the Company’s Form S-1 (Registration No. 333-79394) (“Form S-1”) and incorporated herein by reference.
4.4	Amended and Restated Affiliated Computer Services, Inc. Employee Stock Purchase Plan (a)
5	Opinion of Jackson Walker L.L.P. (a)
23.1	Consent of PricewaterhouseCoopers LLP (a)
23.2	Consent of Jackson Walker L.L.P. (included in opinion filed as Exhibit 5)
24	Power of Attorney (included on signature page of this Registration Statement)

(a)	Filed herewith.